EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE: January 10, 2006	FOR MORE INFORMATION, CONTACT: Mark A. Wendel (276) 326-9000
First Community Bancshares, Inc. Announces Restructuring of Certain Long-Term Borrowings;
Transactions Expected to Improve Net Interest Margin
     Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announced that it has engaged in several transactions that have resulted in a restructuring of certain long-term borrowings. On December 23, 2005, the Company prepaid $77 million of Federal Home Loan Bank advances, with interest rates ranging from 5.71% to 6.27%, with a weighted-average rate and maturity of 5.96% and 4.3 years, respectively. In connection with the early termination of the obligations, the Company recognized $3.7 million in prepayment penalties.
     On January 6, 2006, the Company drew additional FHLB advances of $75 million, with a floating interest rate based on 3-month LIBOR, and which mature in fifteen years. The FHLB has the option, after five years, to convert the new advances to a fixed interest rate of 4%. Concurrent with the new advances, the Company entered into an interest rate swap agreement, effectively fixing the rate on $50 million of the new advances for five years. Under the terms of the swap, the Company will pay fixed interest payments of 4.335% on a notional $50 million, and receive floating interest rate payments of 3-month LIBOR less 45 basis points. The Company expects to save approximately $813 thousand in annual interest expense on the $50 million fixed by the interest rate swap. The remaining $25 million will float at an interest rate based on 3-month LIBOR. The initial interest rate on the floating portion of the FHLB advances is approximately 1.86% less than the weighted-average rate of the prepaid advances.
     First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $1.9 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-two full-service banking locations, six loan production offices, and two trust and investment management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank, N. A. is also the parent of Stone Capital Management, Inc., a SEC registered investment advisory firm, which offers wealth management and investment advice. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National Market under the symbol “FCBC”, and can be found on the Internet at www.fcbinc.com.
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

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